Results of November 11, 2004 and January 10, 2005 shareholder meetings
Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:


	                   Votes	Votes
	                   For	        Withheld
Jameson A. Baxter          42,091,343   2,330,752
Charles B. Curtis          42,090,087   2,332,008
Myra R. Drucker            42,081,900   2,340,195
Charles E. Haldeman, Jr.   42,094,415   2,327,680
John A. Hill               42,089,353   2,332,742
Ronald J. Jackson*         42,116,829   2,305,266
Paul L. Joskow             42,103,615   2,318,480
Elizabeth T. Kennan        42,068,680   2,353,415
John H. Mullin, III        42,100,974   2,321,121
Robert E. Patterson        42,101,451   2,320,644
George Putnam, III         42,078,826   2,343,269
A.J.C. Smith+              42,035,054   2,387,041
W. Thomas Stephens         42,087,663   2,334,432
Richard B. Worley          42,072,197   2,349,898

*Mr. Jackson retired from the Board of Trustees on June 10,
2005.
+Mr. Smith retired from the Board of Trustees on January
14, 2005.

January 10, 2005 meeting

A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment
Company Act was defeated as follows:

Votes          Votes	     	Abstentions
for            against
29,165,312     3,117,501        11,832,051



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was defeated as follows:

Vote            Votes        Abstentions
for             against
29,329,628      2,940,975    11,844,261



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

Votes          Votes	       Abstentions
for            against
30,821,831     1,582,864       11,710,169




A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

Votes           Votes         Abstentions
for             against
29,715,837      2,256,776     12,142,251



All tabulations are rounded to the nearest whole number.